Exhibit 10.5

Execution Version

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of November 6, 2020, by and among CBRE Acquisition Sponsor, LLC, a Delaware limited liability company (“Sponsor”) and CBRE Acquisition Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, Sponsor desires to be the sole owner of all of the issued and outstanding 2,300,000 shares of the Company’s Class B common stock, par value $0.0001 (the “Class B Shares”), which have been duly authorized pursuant to the action taken by unanimous written consent of the board of directors of the Company, consent of the sole shareholder of the Company and consent of the authorized signatory of the sole member of the Sponsor and the Company desires to issue such number of Class B Shares to the Sponsor;

WHEREAS, in consideration of the Class B Shares, Sponsor desires to make a capital contribution of $25,000 payable by the cancellation of $25,000 of the outstanding amount under that certain amended and restated promissory note between the Company, as the maker, and the Sponsor, as payee, dated October 21, 2020 and the tender to the Company of 100 shares of the Company’s undesignated common stock held by Sponsor (together, the “Contribution”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1. Subscription. Effective on the date hereof, Sponsor hereby contributes the Contribution to the Company, which accepts the Contribution and the Company hereby issues and delivers 2,300,000 Class B Shares to Sponsor, which accepts such Class B Shares.

SECTION 2. Consents. Each party hereto consents to the foregoing Contribution as contemplated by this Agreement.

SECTION 3. Warranties. Each party hereto represents and warrants to the other that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party enforceable against it in accordance with its terms.

SECTION 4. Further Assurances. Each party hereby agrees to use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, consistent with applicable law to consummate and make effective the transactions contemplated hereby.

SECTION 5. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 6. Severability. In the event that any provision in this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7. Governing Law. This Agreement shall be deemed to be a contract under the internal laws of the State of Delaware, without regard to principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

SECTION 9. Amendments. The terms, provisions, and conditions of this Agreement may not be changed, modified, or amended in any manner relating to a party except by an instrument in writing duly executed by such party.

SECTION 10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings between them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein.

SECTION 11. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 12. Counterparts. For the convenience of the parties, any number of the counterparts of this Agreement may be executed by any one or more parties hereto, including by facsimile or PDF, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CBRE ACQUISITION HOLDINGS, INC.

By:	/s/ Cash J. Smith
Name:	Cash J. Smith
Title:	President, Chief Financial Officer and Secretary

[CBRE Acquisition Holdings - Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CBRE ACQUISITION SPONSOR, LLC

By:	/s/ Emma E. Giamartino
Name:	Emma E. Giamartino
Title:	Authorized Signatory

[CBRE Acquisition Holdings - Subscription Agreement]